Exhibit 4.4

VALIDIAN CORPORATION

Promissory Note

Atlanta, Georgia       July 13, 2006

For value received, Validian Corporation, a Nevada Corporation whose principal registered office is in Atlanta, Georgia (hereinafter referred to as the “Borrower”) promises to pay to the order of Leon Frenkel (hereinafter referred to as the “Holder”)  as repayment of the loan, the sum of $250,000 USD (the “Loan Amount”) made by the Holder to the Borrower, in legal and lawful money of the United States of America, with interest on the principal outstanding from time to time which shall accrue until paid in full, both before and on the Maturity Date (as defined below), at the rate of ten percent (10%) per annum, unless the outstanding principal and all accrued interest is paid in full on or before October 11, 2006, whereupon the rate of interest will be at the rate of seven percent (7%) per annum.  Except for otherwise provided below, the Borrower may repay all or part of any principal and/or interest before the Maturity Date at any time without penalty or bonus and any subsequent interest shall be calculated only on any remaining outstanding balance. Any payment first shall be credited to the accrued interest through the date of such payment and then the remainder of such payment shall be applied to the principal balance of this Note.

The principal and interest on this Note is due and payable on or before July 13, 2007 (the “Maturity Date”).

The Borrower must repay this loan in full with accrued interest with the proceeds from Sun New Media’s $500,000 investment (the “Sun Investment”) within two (2) days of receipt of the Sun Investment. The Sun Investment is an investment by Sun New Media, Inc. or Dr. Bruno Wu. The Sun Investment is expected to be completed after the execution of this Note and the advancement of the Loan Amount by the Holder to the Borrower. Upon executing this Note, or in a reasonable time thereafter, the Borrower shall issue to the Holder One Million (1,000,000) shares of Common Stock of the Company.  These shares shall have piggy back registration rights with respect to any registration statement filed by the Company. If the Borrower fails to repay all of the outstanding principal and all accrued interest thereon on or before October 11, 2006, then the Borrower shall issue to the Holder an additional two (2) shares of Common Stock of the Company for each dollar of principal advanced by the Holder under this Note that has not been repaid as of that date. These shares also shall have the same piggy back registration rights.

In the event this Note, or any part hereof, is collected through bankruptcy or other judicial proceedings, by an attorney or is placed in the hands of an attorney for collection after maturity, then the Borrower agrees and promises to pay reasonable attorneys’ fees for collection.

The Holder, payee or other holder of this Note may at any time, from time to time and upon notice in writing to the Borrower, extend the terms of payment or the Maturity Date.

This Note may be assigned, pledged or hypothecated by the Holder upon notice to and without the consent of the Borrower and is made without recourse to any director, officer or employee of the Borrower.

Any notice, demand or request relating to any matter set forth in this Note shall be given in writing to the addresses provided by each party. This Note may not be amended, waived, discharged or terminated unless signed in writing by the party against whom enforcement of such amendment, waiver, discharge or termination is sought.  No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Validian Corporation has caused this Note to be duly executed on its behalf by its officers duly authorized thereunto.

Validian Corporation

         /s/ Bruce Benn

By:______________________

Bruce Benn

President & CEO

         /s/ Ronald Benn

By:__________________

Ronald Benn

CFO